UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 1, 2012
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Officers

Effective February 9, 2012, Jeffrey A. Cook, age 57, has been appointed Executive Vice President, Chief Financial Officer and Treasurer. Mark A. Spears, who had been serving as SWM's interim Chief Financial Officer and Treasurer since November 28, 2011, will resume his duties as Corporate Controller.

Prior to joining SWM, Mr. Cook served as Executive Vice President, Chief Financial Officer and as a member of the board of directors of Presstek Inc., a global manufacturer and distributor of products for the commercial graphics industry, including printing presses, consumables and service headquartered in Greenwich, Connecticut. Mr. Cook was with Presstek since being appointed Senior Vice President, Chief Financial Officer in February 2007. He has over 30 years of expertise in international business, mergers and acquisitions, corporate restructuring, investor relations, strategic planning and general management.

Mr. Cook does not have an employment contract with SWM, and he is not a party to any related transactions.  Mr. Cook's compensation will consist of a base salary of  $335,000 per year plus a target annual incentive bonus of 45 percent of base salary and a long-term incentive bonus targeted at 90 percent of base salary, which is payable in the Company's restricted stock.  The Company awarded Mr. Cook 5,000 shares of restricted stock with a four-year vesting period and he will receive health and welfare and other benefits on the same terms made available to all salaried employees.

The February 1, 2012 press release announcing the change is attached hereto as Exhibit 99.1

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated February 1, 2012, of Schweitzer-Mauduit International, Inc., announcing senior management appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:/s/ Mark A. Spears
Mark A. Spears
Chief Financial Officer & Treasurer

Dated: February 1, 2012